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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

           STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

Clemons, Eric A.
________________________________________________________________________________
   (Last)                           (First)             (Middle)

3151 Airway Ave., Suite P-3
________________________________________________________________________________
                                    (Street)

Costa Mesa, California 92626
________________________________________________________________________________
   (City)                           (State)              (Zip)

GTC Telecom Corp. -- GTCC
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

N/A
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

October 2000
________________________________________________________________________________
4.   Statement for Month/Year


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [ ] 10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          Chief Operating Officer, Secretary
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
________________________________________________________________________________



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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common                             10/05/00           G        V   105,000        D     N/A    1,016,844         D
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** Indirect holdings held in name of Clemons International Trading, Inc.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Option to Purchase $0.6875 10/5/00     A    V  25,000     10/05/01  10/05/10   Common   25,000   *(1)                D
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Option to Purchase $0.6875 10/5/00     A    V  25,000     10/05/02  10/05/10   Common   25,000   *(1)                D
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Option to Purchase $0.6875 10/5/00     A    V  25,000     10/05/03  10/05/10   Common   25,000   *(1)                D
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Option to Purchase $0.6875 10/5/00     A    V  25,000     10/05/04  10/05/10   Common   25,000   *(1)                D
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Option to Purchase $0.6875 10/5/00     A    V  25,000     10/05/05  10/05/10   Common   25,000   *(1)   292,500      D
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Explanation of Responses:

*(1) Granted pursuant to the Company's 1999 Omnibus Stock Option
     Plan.


/s/ Eric A. Clemons                                             11/10/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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